Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268316

PROSPECTUS

Primary Offering of

2,786,995 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

708,820 Warrants to Purchase Shares of Common Stock and

2,786,995 Shares of Common Stock

This registration statement relates to the registration by us of up to 2,786,995 shares of our Common Stock issuable upon the exercise of warrants, including: (i) 1,879,300 warrants originally issued in our initial public offering (the “IPO Warrants”); (ii) 198,875 warrants issued to the underwriters of our initial public offering (the “Underwriter Warrants”); and (iii) 708,820 warrants issued in a private transaction upon the conversion of our outstanding convertible notes at the time of our initial public offering (the “Note Warrants”). In addition, the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) may use this prospectus to resell up to 708,820 Note Warrants. The purchase price of each warrant was negligible as the warrants were sold as part of a unit with a share of common stock for the IPO Warrants and the Note Warrants, and as partial consideration for the underwriters in the case of the Underwriter Warrants.

In addition, the Selling Securityholders may use this prospectus to resell up to the following: (i) 1,879,300 shares of common stock issued upon the exercise of the IPO Warrants; (ii) 198,875 shares of common stock issued upon the exercise of the Underwriter Warrants; and (iii) 708,820 shares of common stock issued upon the exercise of the Note Warrants.

The Selling Securityholders may sell any, all or none of the securities, and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds we would receive, is dependent upon the trading price of our Common Stock. If the trading price of our Common Stock is less than the $10.80 exercise price per share of the warrants, we expect that warrant holders will not exercise their warrants. We could receive up to an aggregate of approximately $30.1 million if all of the warrants are exercised for cash, but we will only receive such proceeds if and when the warrant holders exercise the warrants. There is no guarantee the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless and we may receive no proceeds from the exercise of warrants. To the extent that any of the warrants are exercised on a “cashless basis” under certain conditions, we will not receive any proceeds upon such exercise. We do not expect to rely on the cash exercise of warrants to fund our operations. Instead, we intend to rely on our primary sources of cash discussed in our quarterly and annual reports to continue to support our operations.

We will pay the expenses associated with registering the sales by the Selling Securityholders other than any brokerage fees or commissions as described in more detail in the section titled “Use of Proceeds.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “RNXT.” On November 21, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.84 per share. The Warrants are not listed on any securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Warrants.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2022

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on its cover or as otherwise specified therein and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

We own or have rights to use a number of registered and common law trademarks, service marks and/or trade names in connection with our business in the United States and/or in certain foreign jurisdictions. Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. We have trademarks for the names RENOVORX, RENOVOGEM, RENOVOCATH, TAMP and DELIVERING THERAPY WHERE IT MATTERS. We have a trademark pending for RenovoTAMP.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you need to consider in making your investment decision. Before making an investment decision, you should read this entire prospectus carefully and you should consider, among other things, the matters set forth under “Risk Factors” and our financial statements and related notes thereto appearing elsewhere in this prospectus. In this prospectus, except as otherwise indicated, “RenovoRx,” the “Company,” “we,” “our,” and “us” refer to RenovoRx, Inc., a Delaware corporation, and its subsidiaries.

Overview

We are a clinical-stage biopharmaceutical company focused on developing therapies for the local treatment of solid tumors. We are currently conducting a Phase 3 registrational trial for our lead product candidate RenovoGem™. Our therapy platform, RenovoRx Trans-Arterial Micro-Perfusion, or RenovoTAMP™, utilizes approved chemotherapeutics with validated mechanisms of action and well-established safety and side effect profiles, with the goal of increasing their efficacy, improving their safety, and widening their therapeutic window by combining such chemotherapeutics with our proprietary drug delivery system. RenovoTAMP combines our patented Food and Drug Administration (“FDA”) cleared delivery system, RenovoCath®, with small molecule chemotherapeutic agents that can be forced across the vessel wall using pressure, targeting these anti-cancer drugs locally to the solid tumors. While we anticipate investigating other chemotherapeutic agents for intra-arterial delivery via RenovoTAMP, our clinical work to date has focused on gemcitabine, which is a generic small molecule drug. Our first product candidate, RenovoGem, is a drug /device combination consisting of intra-arterial gemcitabine and RenovoCath. FDA has determined that RenovoGem will be regulated as, and if approved we expect will be reimbursed as, a new oncology drug product. We have secured FDA Orphan Drug Designation for RenovoGem in two indications: pancreatic cancer and cholangiocarcinoma (bile duct cancer, or CCA). We have completed our RR1 Phase 1/2 and RR2 observational registry studies, with 20 and 25 patients respectively, in locally advanced pancreatic cancer, or LAPC. These studies demonstrated a median overall survival of 27.9 months in patients pre-treated with radiation followed by treatment with RenovoGem. Based on previous large randomized clinical trials, the expected survival of LAPC patients is 12 - 15 months in patients receiving only intravenous (IV) systemic chemotherapy or IV chemotherapy plus radiation (which are both considered standard of care). Unlike the randomized trials that established these standard-of-care results, our RR1 and RR2 clinical trials did not prospectively control the standard of care therapy received prior to administration of RenovoGem. Based on an FDA safety review of our Phase 1/2 study, FDA allowed us to proceed to evaluate RenovoGem within our Phase 3 registrational clinical trial.

In December 2021 we amended the protocol for this clinical trial to only allow for stereotactic body radiation therapy (SBRT) during the induction phase of the study (prior to randomization). We had previously permitted both SBRT and intensity-modulated radiation therapy (IMRT). Patients receiving IMRT, must complete 25 radiation treatments in combination with oral chemotherapy during the induction phase of the study, which takes between 35 and 56 days to complete. In comparison, patients receiving SBRT during the induction phase are only required to complete 5 treatments, over 5 consecutive days, and do not receive oral chemotherapy. The decision to modify the study population was based on the observation in the Phase 3 TIGeR-PaC study that IMRT patients had a higher dropout rate during the induction phase of the study due to the high frequency of hospital visits and side effects from the required concurrent chemotherapy. As part of the pre-randomization, induction phase change made to the protocol, we initiated a review of the statistical considerations for the study and in June 2022, submitted a modified Statistical Analysis Plan (the “Modified SAP”) to FDA. As part of the Modified SAP, we now plan to (i) analyze only patients receiving SBRT, consistent with the protocol change made in December 2021, (ii) include a second interim analysis, (iii) change the total number of SBRT patients randomized in the study to 114 (a reduction from the original 200 patients) with a total of 86 deaths from SBRT patients, including all deaths from SBRT patients enrolled in the study before the submission of the Modified SAP, and (iv) repower the study from 90% to 80%, which is commonly used in clinical trials. We believe these changes will shorten the timeframe needed to complete the study and also significantly decrease our costs. We have not discussed the protocol amendment or the Modified SAP with the FDA, and we cannot provide any assurance that the FDA will agree with these modifications. The first planned interim analysis is triggered when 30%, or 26 of 86, of the total number of deaths have occurred, and the second interim analysis at 60%, or 52 of 86, of the total number of deaths have occurred. Given that the timing of the interim analysis is predicated on a specific number of deaths, it is difficult to predict the exact timing of the interim analysis or when we will be able to complete the study. As of September 21, 2022, the Phase 3 TIGeR-PaC trial has randomized 43 patients out of the 114 total needed under the Modified SAP. At this rate, we anticipate that all patients will be enrolled and randomized in 2024, with the final study readout in 2025. We plan to submit a protocol amendment to FDA in the second half of 2022 to reflect the changes in the Modified SAP.

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We are also planning to evaluate RenovoGem in a second indication in a Phase 2/3 trial in extrahepatic (or outside the liver) cholangiocarcinoma (or eCCA), cancer that occurs in the bile ducts that lead out of the liver and join with the gallbladder. After significant input from key opinion leaders across the spectrum of relevant medical specialties and feedback from the FDA, we submitted the protocol for a Phase 2/3 eCCA clinical trial to FDA. If FDA does not object to our study protocol, we anticipate launching the eCCA trial and enrolling the first patient in the fourth quarter of 2022. In addition, we may evaluate RenovoGem in other indications, potentially including locally advanced lung cancer, locally advanced uterine tumors, and glioblastoma (an aggressive type of cancer that can occur in the brain or spinal cord). To date, we are focused on developing drug/device candidates with gemcitabine, but in the future, we may develop other product candidates with other chemotherapeutic agents for intra-arterial delivery via our RenovoTAMP therapy platform.

Our RenovoTAMP therapy platform is focused on optimizing drug concentration in solid tumors using approved small molecule chemotherapeutics. Our platform enables physicians to isolate segments of the vascular anatomy closest to tumors and force chemotherapy across the blood vessel wall to bathe these difficult-to-reach tumors in chemotherapy. Specifically, our patented approach allows physicians to combine, on the one hand, pre-treatment of the local blood vessels and tissue with standard-of-care radiation therapy to decrease chemotherapy washout and, on the other hand, local delivery via our patented RenovoCath delivery system which utilizes pressure to force small molecule chemotherapy into the tumor tissue. We believe there are many advantages to our RenovoTAMP therapy platform:

● Application of Approved Small Molecule Chemotherapeutic Agents: We use approved small molecule chemotherapeutic agents, such as gemcitabine, with well-known safety and efficacy profiles.

● Targeted Approach: In a preclinical study using our therapy platform, we demonstrated up to 100 times higher local drug concentration compared to systemic chemotherapy. We believe our RenovoTAMP therapy platform allows for a targeted approach that can decrease systemic exposure and improve patient outcomes.

● Delivery Method Independent of Tumor Vascularity: Our therapy platform is designed to deliver small molecule chemotherapeutic agents to solid tumors resistant to systemic chemotherapy due to lack of tumor feeder blood vessels. If approved, our product candidates have the potential to treat tumors that are not directly supported by blood vessels.

● Broad Application for Solid Tumor Indications: Our therapy platform is not restricted to a single small molecule chemotherapeutic agent or solid tumor type. As such, it may be applied for use in additional solid tumor indications, including in solid tumors without identifiable tumor feeder blood vessels.

Corporate Information

We were incorporated in the State of Delaware on December 17, 2012. Our principal executive offices are located at 4546 El Camino Real, Suite B1, Los Altos, CA 94022. Our telephone number is (650) 284-4433. Our website address is https://renovorx.com. Information contained in our website does not constitute any part of, and is not incorporated into, this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to carefully considering the Risk Factors noted below and the other information contained in this prospectus and incorporated by reference herein, you should carefully consider the risks described under the caption “Risk Factors” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Risks Related to Our Warrants

Holders of our Warrants will have no rights as shareholders until they acquire shares of our common stock, if ever, except as set forth in the Warrants.

If you acquire the Warrants to purchase shares of our common stock in this offering, you will have no rights with respect to our common stock until you acquire shares of such common stock upon exercise of your Warrants, except as set forth in the Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

There is no public market for the Warrants being offered in this offering and an active trading market for the Warrants is not expected to develop.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for any listing of the Warrants offered hereby on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrants will be severely limited.

The warrants may never be in the money and may expire worthless.

The exercise price of the warrants is $10.80 per share. We believe the likelihood that warrant holders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock, the last reported sales price for which was $1.84 per share on November 21, 2022. If the trading price for our common stock is less than the $10.80 exercise price per share of the warrants, we expect that warrant holders will not exercise their warrants. There is no guarantee that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless and we may receive no proceeds from the exercise of the warrants.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated herein by reference) contain forward-looking statements for purposes of federal securities laws. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. All statements other than present and historical facts and conditions contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, plans and our objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” or “would,” or the negative of these terms or other comparable terminology. Actual events or results may differ from those expressed in these forward-looking statements, and these differences may be material and adverse. Forward-looking statements include, but are not limited to, statements about:

●	the sufficiency of our existing cash, cash equivalents, and investments to fund our future operating expenses and capital expenditure requirements;

●	our estimates regarding expenses, future revenue, anticipated capital requirements to fund our future operating expenses, and our need for additional financing;

●	our financial performance;

●	our anticipated use of our existing cash, cash equivalents, and investments;

●	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

●	the progress and focus of our current and future clinical trials, and the timing of reporting of data from those trials;

●	our continued reliance on third parties to conduct clinical trials of our product candidates, and for the manufacture of our product candidates;

●	the beneficial characteristics, safety, efficacy, and therapeutic effects of our product candidates;

●	our ability to advance product candidates into and successfully complete clinical trials;

●	our ability to further develop and expand our therapy platform, both to use different chemotherapeutic agents and to include new indications;

●	expectations relating to the timing of the provision of updates on, data readouts for, and completion of our clinical trials;

●	our ability to obtain and maintain regulatory approval of our product candidates and the timing or likelihood of regulatory filings and approvals, including our expectation to seek special designations, such as orphan drug designation, for our product candidates for various diseases;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans relating to commercializing our product candidates, if approved, including the geographic areas of focus and our potential and ability to successfully commercialize our product candidates and generate revenue;

●	the implementation of our strategic plans for our business and product candidates;

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●	the expected potential benefits of strategic collaborations with third parties and our ability to attract collaborators with relevant and complementary expertise;

●	our estimates of the number of patients in the United States who suffer from the diseases we target, and enrollment timing and projections for our clinical trials;

●	our estimates of potential market opportunities and our ability to successfully realize these opportunities;

●	the success of competing therapies that are or may become available;

●	developments relating to our competitors and our industry, including competing product candidates and therapies;

●	our plans relating to the further development and manufacturing of our product candidates, including for additional indications which we may pursue;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available;

●	the scope of protection we are able to establish and maintain for intellectual property rights, including our therapy platform and product candidates;

●	our ability to successfully negotiate and enter into agreements with distribution, strategic and corporate partners;

●	our potential and ability to successfully manufacture and supply our product candidates for clinical trials and for commercial use, if approved;

●	our ability to retain the continued service of our key personnel and to identify, hire, and then retain additional qualified personnel; and

●	our expectations regarding the impact of the ongoing COVID-19 pandemic and geopolitical events on our business.

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section titled “Risk Factors” in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

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USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the exercise of all the Warrants being offered pursuant to this prospectus for cash at the $10.80 exercise price per share, we would receive an aggregate of approximately $30.1 million before expenses. However, we will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We would expect to use the net proceeds from the exercise of the Warrants, if any, for:

●	funding our ongoing TIGeR-PaC Phase 3 clinical trial of RenovoGem;

●	funding the launch of our planned BENEFICIAL Phase 2/3 clinical trial of RenovoGem; and

●	working capital and general corporate purposes.

Any net proceeds from the exercise of the Warrants, together with our current cash, will not be sufficient for us to fund the development of RenovoGem through regulatory approval, and we will need to raise additional capital to complete the development and commercialization of RenovoGem. At this time, we cannot predict with certainty the amount of capital needed to complete the development and commercialization of RenovoGem, but we anticipate seeking additional capital in the future to fund such capital needs through further equity offerings and/or debt borrowings. We cannot guarantee that we will be able to raise additional capital on reasonable terms or at all.

We may also use a portion of the net proceeds from the exercise of the Warrants to acquire or invest in complementary businesses, products, or technologies, or to obtain the right to use such complementary technologies. We have no commitments with respect to any acquisition or investment, and we are not currently involved in any negotiations with respect to any such transaction.

We will have broad discretion over the use of any proceeds from the exercise of the Warrants. Pending such use, we intend to invest the net proceeds in interest-bearing investment-grade securities or government securities.

There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants, especially when the trading price of our common stock is less than the $10.80 exercise price per share of the Warrants. We believe the likelihood that Warrant holders will exercise the Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than the $10.80 exercise price per share of the Warrants, we expect that the Warrant holders will not exercise their Warrants. To the extent that any Warrants are exercised on a “cashless basis” under certain conditions, we would not receive any proceeds from the exercise of such Warrants.

The Selling Securityholders will pay any brokerage fees or commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in selling the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

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SELLING SECURITYHOLDERS

This registration statement relates to the registration by us of up to 2,786,995 shares of our Common Stock issuable upon the exercise of warrants, including: (i) 1,879,300 IPO Warrants; (ii) 198,875 Underwriter Warrants; and (iii) 708,820 Note Warrants. In addition, the Selling Securityholders may use this prospectus to resell up to 708,820 Note Warrants. In addition, the Selling Securityholders may use this prospectus to resell up to the following: (i) 1,879,300 shares of common stock issued upon the exercise of the IPO Warrants; (ii) 198,875 shares of common stock issued upon the exercise of the Underwriter Warrants; and (iii) 708,820 shares of common stock issued upon the exercise of the Note Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the shares of our common stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in our common stock or Warrants other than through a public sale.

The following table sets forth, as of September 30, 2022, the names of the Selling Securityholders, the aggregate number of shares of common stock held by each Selling Securityholder immediately prior to any sale in this offering, the number of shares of common stock that may be sold by each Selling Securityholder under this prospectus, and the aggregate number of shares of common stock that each Selling Securityholder will beneficially own after this offering. Percentage ownership of outstanding shares of common stock is based on 9,072,263 shares of our common stock issued and outstanding as of September 30, 2022. For purposes of the table below, we have assumed that the Selling Securityholders have exercised their Warrants and will not acquire beneficial ownership of any additional securities issued by us prior to the offering. In addition, we assume that the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities.

Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

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	Before the Offering				After the Offering
Name of Selling Securityholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Underlying Warrants Being Offered(1)	Number of Shares of Warrants Being Offered(2)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Entities affiliated with Acorn Campus Taiwan (3)	333,520	101,820	101,820	101,820	333,520	3.7	-	-
RMP Partners Limited (4)	237,574	119,713	119,713	119,713	237,574	2.6	-	-
btov I SCSp (5)	131,548	44,584	44,584	44,584	131,548	1.5	-	-
Sattva Group LLC (6)	127,631	58,060	58,060	58,060	127,631	1.4	-	-
Mya Ventures Limited (7)	49,953	6,471	6,471	6,471	49,953	*	-	-
Amit Patel (8)	15,537	6,471	6,471	6,471	15,537	*	-	-
Ankita Kothari (9)	14,873	14,873	14,873	14,873	14,873	*	-	-
DMI, LLC (10)	13,590	13,590	13,590	13,590	13,590	*	-	-
Entities affiliated with Golden Seeds (11)	12,942	49,328	49,328	49,328	12,942	*	-	-
Ahmad Hokmabadi (12)	12,942	12,942	12,942	12,942	12,942	*	-	-
Joe Izu Jamp (13)	7,429	7,429	7,429	7,429	7,429	*	-	-
Patrick Iping Jamp (14)	7,429	7,429	7,429	7,429	7,429	*	-	-
Meera Chowla (15)	3,719	3,719	3,719	3,719	3,719	-	-	-
Amarjeet Garewal (16)	3,634	3,634	3,634	3,634	3,634	-	-	-
Jagadeesan Krishnamurthy (17)	3,634	3,634	3,634	3,634	3,634	-	-	-
Ramtin Agah (18)	1,295	1,295	1,295	1,295	1,295	-	-	-
Roth Capital Partners (19)	-	198,875	198,875	198,875	-	-	-	-
Family Ventures LLC (20)	-	148,726	148,726	148,726	-	-	-	-
The Angels’ Forum 103, LLC (21)	-	67,907	67,907	67,907	-	-	-	-
Halo Fund III, LP (22)	-	15,203	15,203	15,203	-	-	-	-
Astia Angels RenovoRx, LLC (23)	-	14,555	14,555	14,555	-	-	-	-
Paul B and Sheri L Robbins Trust DTD 12/10/91 (24)	-	7,437	7,437	7,437	-	-	-	-

* Represents less than 1% of the beneficial ownership of the outstanding shares of our common stock.

(1)	The amounts set forth in this column are the number of shares of common stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Securityholder may own beneficially or otherwise.
(2)	The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.
(3)	Consists of (i) 297,789 shares of common stock held of record by Acorn Campus Taiwan II, L.P. (“Acorn Campus II”); (ii) 91,418 shares issuable upon exercise of Note Warrants held of record by Acorn Campus II; (iii) 35,731 shares of common stock held of record by Acorn Campus Taiwan L.P. (“Acorn Campus”) and (iv) 10,402 shares issuable upon exercise of Note Warrants held of record by Acorn Campus II. John Chen, Chih-Hao Chu and Rueiming Jamp hold voting and dispositive power with respect to the shares held of record by these entities. The address for these entities is 5F, No. 27, Alley 244, DunHua North Rd., Taipei, Taiwan.
(4)	Consists of (i) 237,574 shares of common stock held of record by RMP Partners Limited (“RMP”) and (ii) 119,713 shares issuable upon exercise of Note Warrants held of record by RMP. The address for RMP is 16Floor Wing on Centre, 111 Connaught Road Central, Hong Kong.
(5)	Consists of (i) 131,548 shares of common stock held of record by btov I SCSp (“btov”) and (ii) 44,584 shares issuable upon exercise of Note Warrants held of record by btov. Dr. Christian Schütz and Florian Schweitzer, the Managing Directors of b-to-v S.à r.l., the General Partner of btov I SCSp, share voting and dispositive power with respect to the shares held of record by btov. The address for btov is 1C, rue Gabriel Lippman, 5365 Munsbach, Luxembourg.
(6)	Consists of (i) 127,631 shares of common stock held of record by Sattva Group LLC (“Sattva”) and (ii) 58,060 shares issuable upon exercise of Note Warrants held of record by Sattva. Viveka Boddipalli holds voting and dispositive power with respect to the shares held of record by Sattva. The address for Sattva is 704 Washington Street, Elmhurst, Illinois 60126.
(7)	Consists of (i) 49,953 shares of common stock held of record by Mya Ventures Limited (“Mya”) and (ii) 6,471 shares issuable upon exercise of Note Warrants held of record by Mya. Four individuals hold voting and dispositive power with respect to the shares held of record by Mya. The address for Mya and the individuals who control the Mya securities is P.O. Box 191128, Villa 3, Plot 16, Street 332/30A, Jumeirah 1, Dubai, United Arab Emirates.
(8)	Consists of (i) 15,537 shares of common stock held of record by Amit Patel and (ii) 6,471 shares issuable upon exercise of Note Warrants held of record by Mr. Patel.
(9)	Consists of (i) 14,873 shares of common stock held of record by Ankita Kothari and (ii) 14,873 shares issuable upon exercise of Note Warrants held of record by Mr. Kothari.
(10)	Consists of (i) 13,590 shares of common stock held of record by DMI, LLC (“DMI”) and (ii) 13,590 shares issuable upon exercise of Note Warrants held of record by DMI.

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(11)

Consists of (i) 12,942 shares of common stock held of record by Golden Seeds Venture Fund GP LLC (“Golden Seeds Venture Funds”); (ii) 36,386 shares issuable upon exercise of Note Warrants held of record by Golden Seeds RenovoRx, LLC and (iii) 12,942 shares issuable upon exercise of Note Warrants held of record by Golden Seeds Venture Funds. Debra Kemper, a general partner of Golden Seeds Ventures, holds voting and dispositive power with respect to the shares held of record by Golden Seeds Venture Group GP LLC. Jo Ann Corkran, a general partner of Golden Seeds Ventures, holds voting and dispositive power with respect to the shares held of record by Golden Seeds RenovoRx, LLC. The address for these entities is P.O. Box 541473, Flushing, New York 11354.

(12)	Consists of (i) 12,942 shares of common stock held of record by Ahmad Hokmabadi and (ii) 12,942 shares issuable upon exercise of Note Warrants held of record by Mr. Hokmabadi.
(13)	Consists of (i) 7,429 shares of common stock held of record by Joe Izu Jamp and (ii) 7,429 shares issuable upon exercise of Note Warrants held of record by Mr. Jamp.
(14)	Consists of (i) 7,429 shares of common stock held of record by Patrick Iping Jamp and (ii) 7,429 shares issuable upon exercise of Note Warrants held of record by Mr. Jamp.
(15)	Consists of (i) 3,719 shares of common stock held of record by Meera Chowland (ii) 3,719 shares issuable upon exercise of Note Warrants held of record by Ms. Chowland.
(16)	Consists of (i) 3,634 shares of common stock held of record by Amarjeet Garewal (ii) 3,634 shares issuable upon exercise of Note Warrants held of record by Mr. Garewal.
(17)	Consists of (i) 3,634 shares of common stock held of record by Jagadeesan Krishnamurthy (ii) 3,634 shares issuable upon exercise of Note Warrants held of record by Mr. Krishnamurthy.
(18)	Consists of (i) 1,295 shares of common stock held of record by Ramtin Agah (ii) 1,295 shares issuable upon exercise of Note Warrants held of record by Dr. Agah. Dr. Agah serves as a director and the Chief Medical Officer of the Company. The address for Dr. Agah is c/o RenovoRx, Inc., 4546 El Camino Real, Suite B1 Los Altos, California 94022.
(19)	Consists of 198,875 shares issuable upon exercise of Underwriter Warrants held of record by Roth Capital Partners, LLC (“Roth”). As members of Roth, Byron Roth and Gordon Roth have voting and dispositive power with respect to the shares held of record by Roth. The address for Roth is 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.
(20)	Consists of 148,726 shares issuable upon exercise of Note Warrants held of record by Family Ventures LLC (“Family Ventures”). Chandrakant Patel holds voting and dispositive power with respect to the shares held of record by Family Ventures.
(21)	Consists of 67,907 shares issuable upon exercise of Note Warrants held of record by The Angels’ Forum 103, LLC (“Angels’ Forum”). Carol Sands holds voting and dispositive power with respect to the shares held of record by Angels’ Forum. The address for Angels’ Forum is P.O. Box 6890, Redwood City, California 94063.
(22)	Consists of 15,203 shares issuable upon exercise of Note Warrants held of record by Halo Fund III LP (“Halo Fund”). As the managing member of Halo Fund, Carol Sands holds voting and dispositive power with respect to the shares held of record by Halo Fund. The address for Halo Fund is P.O. Box 6890, Redwood City, California 94063.
(23)	Consists of 14,555 shares issuable upon exercise of Note Warrants held of record by Astia Angels RenovoRx, LLC (“Astia Angels”). Four entities and individuals hold voting and dispositive power with respect to the shares held of record by Astia Angels. The address for Astia Angels is 2164 Hyde Street, San Francisco, California 94109.
(24)	Consists of 7,437 shares issuable upon exercise of Note Warrants held of record by the Paul B and Sheri L Robbins Trust DTD 12/10/91 for which Paul B. Robbins and Sheri L. Robbins serve as trustees.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of the capital stock of RenovoRx, Inc. (“we,” “our,” “us” or the “Company”) is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified in its entirety by reference to our Sixth Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, and the Warrant Agent Agreement, which are exhibits to this prospectus, as well as by the applicable provisions of the Delaware General Corporation Law (“DGCL”). We urge you to read each of the Sixth Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, and the Warrant Agent Agreement in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

Our authorized capital stock consists of 265,000,000 shares, $0.0001 par value per share, of which:

●	250,000,000 shares are designated as common stock; and

●	15,000,000 shares are designated as preferred stock.

All of our outstanding shares of common stock are fully paid and non-assessable.

Common Stock

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “RNXT.”

Voting Rights

Holders of our common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. Holders of our common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment or filling vacancies on the board of directors.

Dividends

Holders of common stock are entitled to share ratably in any dividends declared by our board of directors, if any, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. We do not intend to pay cash dividends in the foreseeable future.

Liquidation and Dissolution

Upon our liquidation or dissolution, the holders of our common stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Preferred Stock

Our board of directors will have the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, will be able to issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. We have no present plans to issue any shares of preferred stock.

IPO Warrants

On August 25, 2021, the Company’s Registration Statement on Form S-1/A relating to its initial public offering (“IPO”) of units of securities, or Units, was declared effective by the U.S. Securities and Exchange Commission, (or “SEC”). In connection with the IPO, the Company issued and sold an aggregate of 1,850,000 units at a price of $9.00 per unit. Each unit consisted of (a) one share of common stock and (b) one Warrant to purchase one share of common stock at an exercise price equal to $10.80 per share, which is exercisable for a period of five years after the issuance date. The Company also granted the underwriters an over-allotment option, exercisable for 45 days after August 25, 2021, to purchase any combination of up to 277,500 shares of its common stock and/or common stock warrants to purchase 277,500 shares of common stock with an exercise price of $10.80 per share. The underwriters exercised their over-allotment option to purchase 277,500 common stock warrants on August 30, 2021. In connection with the IPO, the underwriters were issued a five-year Underwriter Warrant, exercisable on or after February 25, 2022, to purchase up to 198,875 shares of the Company’s common stock at an exercise price of $10.80.

Warrant Agent

The IPO Warrants were issued in registered form under a warrant agent agreement (the “Warrant Agent Agreement”) between us and our warrant agent, Pacific Stock Transfer Co. (the “Warrant Agent”). The material provisions of the IPO Warrants are set forth herein and a copy of the Warrant Agent Agreement that has been filed as an exhibit to the Registration Statement on Form S-1. The Company and the Warrant Agent may amend or supplement the Warrant Agent Agreement without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agent Agreement as the parties thereto may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Warrant holders. All other amendments and supplements to the Warrant Agent Agreement shall require the vote or written consent of holders of at least 50.1% of the IPO Warrants.

Warrant Terms

The Warrants entitle the registered holder to purchase one share of our common stock at a price equal to $10.80 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance.

The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Warrants and receive shares of common stock, except as set forth in the Warrants. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

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No Warrants will be exercisable for cash unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the Warrants until the expiration of the Warrants. Additionally, the market for the Warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such Warrants reside. In no event will the registered holders of a Warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of our common stock.

No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Warrants.

Note Warrants and Underwriter Warrants

In the IPO, the Company triggered the automatic conversion of certain outstanding convertible notes plus accrued interest into an aggregate of 708,820 private units, each unit consisting of one share of common stock and one five-year Note Warrant to purchase one share of common stock at an exercise price equal to $10.80 per share. The Note Warrants have substantially the same terms as the IPO Warrants except that the Note Warrants were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

The Underwriter Warrants were issued as consideration to the underwriters for the IPO. The Underwriter Warrants have substantially the same terms as the IPO Warrants except as described herein.

Registration Rights of Certain Stockholders

The Underwriter’s Warrant contains a right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

The Underwriter’s Warrant will provide for one demand registration right at our expense and an additional demand registration right at the holder’s expense for a period of five years following the date of commencement of the IPO.

Piggyback Registration Rights

The Underwriter’s Warrant will provide for unlimited piggyback registration rights at our expense for a period of five years following the date of commencement of the IPO.

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Anti-Takeover Effects of Delaware law and Our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions that are included in our Sixth Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation owned by the interested stockholder; or

●	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status (subject to certain other requirements) did own, 15% or more of the outstanding voting stock of the corporation.

Board of Directors Vacancies

Our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Removal of Directors

Our Sixth Amended and Restated Certificate of Incorporation provides that stockholders may only remove a director for cause by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Company entitled to vote at an election of directors.

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No Cumulative Voting

Our Sixth Amended and Restated Certificate of Incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Stockholder Action; Special Meeting of Stockholders

Our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our stockholders may not take action by written consent. Our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that special meetings of our stockholders may be called by a majority of the board of directors, the Chief Executive Officer, or the Chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than 5 p.m., local time, on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than 5 p.m., local time, on the 120th day prior to such annual meeting and not later than 5 p.m., local time, on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by the Nasdaq Capital Market or any stock exchange on which our stock may then be trading, our stock could be delisted.

Exclusive Forum

Our Sixth Amended and Restated Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Sixth Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws, or (iv) any action asserting a claim against us, our directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Additionally, our Sixth Amended and Restated Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Limitation of Liability and Indemnification of Officers and Directors

Our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Co. The transfer agent and registrar’s address is 6725 Via Austi Parkway #300, Las Vegas, NV 89119.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF THE COMPANY’S COMMON STOCK AND WARRANTS

The following is a summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our common stock and warrants acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, or other financial institutions;
●	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;
●	tax-exempt accounts, organizations, or governmental organizations;
●	pension plans and tax-qualified retirement plans;
●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);
●	certain former citizens or long-term residents of the United States;
●	partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;
●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;
●	persons who hold or receive our common stock or warrants pursuant to the exercise of any option or otherwise as compensation;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock or warrants being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;
●	persons who do not hold our common stock or warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or
●	persons deemed to sell our common stock or warrants under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our common stock or warrants, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our common stock or warrants should consult his, her, or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock or warrants through the partnership or other such entity, as applicable.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our common stock or warrants arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

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For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our common stock or warrants that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) and is:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Distributions

We have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any cash dividends following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “—Tax Considerations Applicable to U.S. Holders—Gain on Disposition of Common Stock.”

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

The taxation of a distribution received with respect to a warrant is unclear. You should consult your tax advisors regarding the proper treatment of any payments in respect of the warrants.

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Gain on Disposition of Common Stock

You generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) your adjusted tax basis in its common stock so disposed of. Your adjusted tax basis in its common stock generally will equal your acquisition cost for such common stock (or, in the case of common stock received upon exercise of a warrant, your initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. holders generally are eligible under current law for reduced rates of tax. If your holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, you generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. Your initial tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of your acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether your holding period for the common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which you held the warrants.

In certain circumstances, the warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. You are urged to consult your tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to your holding period and tax basis in the common stock received upon exercise of the warrant.

Sale or other Disposition of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, you will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) your adjusted tax basis in the warrant. Your adjusted tax basis in its warrants generally will equal your acquisition cost of the warrant, increased by the amount of any constructive distributions included in income by you (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration.

If a warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your adjusted tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “Tax Considerations Applicable to U.S. Holders—Distributions” in the same manner as if such U.S. holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

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Tax Considerations Applicable to Non-U.S. Holders

Distributions

We do not anticipate paying any cash dividends following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Disposition of Common Stock and Warrants.”

Subject to the discussions below on effectively connected income and in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to Non-U.S. Holders—Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our common stock through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable tax treaty.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to Non-U.S. Holders—Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

The taxation of a distribution received with respect to a warrant is unclear. You should consult your tax advisors regarding the proper treatment of any payments in respect of the warrants.

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Exercise of a Warrant

The U.S. federal income tax treatment of your exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “—Tax Considerations Applicable to U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to you would be the same as those described below in “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Disposition of Common Stock and Warrants.”

Gain on Disposition of Common Stock and Warrants

Subject to the discussions in “—Backup Withholding and Information Reporting” and “—Tax Considerations Applicable to U.S. Holders —Foreign Account Tax Compliance Act (FATCA),” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or warrants unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

●	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of our common stock or warrants or your holding period for our common stock or warrants, or the applicable testing period.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our common stock or warrants (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our common stock or warrants, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. However, even if we are or become a USRPHC, our common stock and warrants will not constitute a United States real property interest if (i) our common stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding common stock, directly, indirectly, or constructively, at all times during the applicable testing period or (ii) provided that our warrants are regularly traded on an established securities market, you have owned, actually or constructively, more than 5% of our warrants at any time within the within the relevant period. It is unclear how your ownership of warrants will affect the determination of whether you own more than 5% of our common stock. In addition, special rules may apply in the case of a disposition of warrants if our common stock is considered to be regularly traded, but our warrants are not considered to be publicly traded. If we are a USRPHC at any time within the applicable testing period and either our common stock and/or warrants are not regularly traded on an established securities market or you hold more than 5% of our outstanding common stock and/or warrants, directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our common stock and/or warrants in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our common stock and/or warrants are not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.

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Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—IPO Warrants” and “—Note Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, you would be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. You would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders—Distributions” under that section in the same manner as if you received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act (FATCA)

Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our common stock or warrants paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our common stock or warrants paid to a “non-financial foreign entity” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock or warrants.

The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our common stock or warrants. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued.

Backup Withholding and Information Reporting

Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our common stock or warrants made to you may also be subject to backup withholding at a current rate of 24% and additional information reporting unless you establish an exemption, for example, by providing a properly completed IRS W-9 certifying your exemption from backup withholding or by certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or warrants, including the consequences of any proposed change in applicable laws.

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PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 2,786,995 shares of Company Common Stock that may be issued upon exercise of the Warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees and the resale of such shares.

We will not receive any of the proceeds from the sale of the securities offered by this prospectus. We will receive up to an aggregate of approximately $30.1 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the Selling Securityholders from the sale of the securities will be the purchase price of the securities less any brokerage discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of securities to be made directly or through agents.

The securities offered by this prospectus may be sold from time to time to purchasers:

●	directly by the Selling Securityholders;

●	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the securities; or

●	through a combination of any of these methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the Selling Securityholders.

The securities may be sold in one or more transactions at:

●	fixed prices;

●	prevailing market prices at the time of sale;

●	prices related to such prevailing market prices;

●	varying prices determined at the time of sale; or

●	negotiated prices.

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These sales may be effected in one or more transactions:

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in distributions to members, limited partners or stockholders of Selling Securityholders;

●	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale, including Nasdaq;

●	in the over-the-counter market;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	any other method permitted by applicable law; or

●	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

We may suspend the sale of securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

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LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, which has acted as counsel to the Company in connection with this offering.

EXPERTS

The financial statements of RenovoRx, Inc. as of and for the year ended December 31, 2021 incorporated by reference in this registration statement, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference in this registration statement, in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2020 and for the year then ended included in this prospectus and in the registration statement have been so included in reliance on the report of Frank, Rimerman & Co. LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE TO FIND MORE INFORMATION

Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at www.https://renovorx.com/investors/ where these materials are available. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

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INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the information and documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 30, 2022;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 13, 2022, for the quarter ended June 30, 2022, filed with the SEC on August 12, 2022, and for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022;

●	our Current Reports on Form 8-K, which were filed with the SEC on June 9, 2022, July 19, 2022 and September 19, 2022; and

●	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on August 11, 2021, including any amendments thereto or reports filed for the purposes of updating this description.

Because we are a “smaller reporting company” we have elected to have any documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement, as well as subsequent to the effectiveness of the registration statement and prior to the termination of this offering of securities to which this prospectus relates, to automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

RenovoRx, Inc.

4546 El Camino Real, Suite B1

Los Altos, California 94022

Attn: Shaun R. Bagai, Chief Executive Officer

E-Mail: info@renovorx.com

Telephone: (650) 284-4433

The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

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